UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 11, 2016

GOLDEN MINERALS COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-13627	26-4413382
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Indiana Street, Suite 800

Golden, Colorado 80401

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (303) 839-5060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On February 11, 2016 (the “Conversion Date”), Golden Minerals Company (the “Company”) received a Notice of Conversion from Sentient Global Resources Fund IV, L.P., a Cayman Islands exempted limited partnership (“Sentient”) in which Sentient elected to convert at a conversion price of approximately $0.17 per share, $3,874,416 of principal plus $132,772 of accumulated interest of its $5.0 million Senior Secured Convertible Note (the “Note”) into 23,355,000 shares (the “Shares”) of common stock, $0.01 par value (“Common Stock”) of the Company (the “Conversion”). The $0.17 conversion price is 90% of the volume weighted average price for the 15 day period immediately preceding the February 11, 2016 conversion date. The Company expects to issue the Shares on or about February 18, 2016. After the Conversion, approximately $1.1 million principal amount under the Note will remain outstanding, with principal and accrued interest from the Conversion Date due at maturity on October 27, 2016 (the “Maturity Date”). The outstanding balance under the Note may be converted by Sentient, in whole or in part and from time to time until the Maturity Date.

Sentient is a private equity fund managed by The Sentient Group, an independent private equity firm that manages investments in the global resources industry.  Together with certain other funds managed by The Sentient Group, Sentient is the Company’s largest stockholder, holding in the aggregate approximately 27% of the Company’s issued and outstanding Common Stock prior to the Conversion.  Upon Conversion, together with certain other funds managed by The Sentient Group, Sentient will hold approximately 49%, or 37,578,734 shares of the Company’s issued and outstanding Common Stock, which will total 76,690,333 shares of Common Stock outstanding after Conversion.

In connection with the Conversion, the Company entered into a Registration Rights Agreement, dated February 11, 2016 (the “Registration Rights Agreement”), with Sentient pursuant to which the Company agreed to register with the Securities and Exchange Commission (the “SEC”) the resale of the Shares.  The agreement requires that the Company file a registration statement with the SEC no later than November 30, 2016 and cause such registration statement to be declared effective no later than February 28, 2017.  If the Company is unable to meet these deadlines, it may be subject to a penalty equal to 1.0% of the aggregate purchase price paid by Sentient for the Shares for every thirty days following the applicable deadline, up to a maximum amount of 3.0% of the aggregate purchase price. The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the text of the Registration Rights Agreement filed as an exhibit hereto.

The Shares issued as a result of the Conversion will be issued outside the United States pursuant to an exemption from registration under Regulation S under the Securities Act of 1933, as amended.

Item 3.02        Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.01        Changes in Control of Registrant.

Upon Conversion, Sentient, together with certain other funds managed by The Sentient Group, will hold approximately 49%, or 37,578,734 shares of the Company’s issued and outstanding Common Stock, which will total 76,690,333 shares of Common Stock outstanding after Conversion. After Conversion, Sentient, together with certain other funds managed by The Sentient Group, will beneficially own 45,744,289 shares of Common Stock, including (i) 37,578,734 shares of the Company’s issued and outstanding Common Stock, (ii) warrants to acquire 4,029,872 shares of the Company’s Common Stock, and (iii) 4,135,683 shares issuable upon conversion of the remaining principal and interest under the Note through the Maturity Date (estimated $1,199,384 remaining principal and interest divided by an assumed conversion price of $0.29). If Sentient converts the remaining amount of principal and interest due at the Maturity Date, estimated at approximately $1.2 million, at $0.29, Sentient would own approximately 55% of the Company’s then outstanding Common Stock, assuming no other issuances of Common Stock.

The Company issued the Note to Sentient on October 27, 2015 pursuant to a Loan Agreement (the “Loan Agreement”) entered into among the Company and Sentient. The source of funds for the loan made to the Company pursuant to the Loan Agreement is capital held for investment by Sentient.

Pursuant to an agreement entered into between the Company and a fund managed by The Sentient Group in connection with its initial investment in the Company in a 2009 private placement, the Company agreed to nominate one individual designated by The Sentient Group for election to the Company’s board of directors.  Other than Sentient’s increase in ownership of the Company’s issued and outstanding shares of Common Stock as a result of the Conversion and continuing conversion rights, there are no changes in the arrangements or relationship between Sentient and the Company as a result of the loan transaction.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Registration Rights Agreement between Golden Minerals Company and Sentient Global Resources Fund IV, L.P. dated as of February 11, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 18, 2016

Golden Minerals Company

By:	/s/ Robert P. Vogels
Name: Robert P. Vogels
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Registration Rights Agreement between Golden Minerals Company and Sentient Global Resources Fund IV, L.P. dated as of February 11, 2016.